SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-C

                Report by Issuer of Securities Quoted on NASDAQ
                Inter-Dealer Quotation System Filed Pursuant to
               Section 13 or 15(d) of the Securities Exchange Act
                of 1934 and Rules 13a-17 and 15d-17 Thereunder


                                ImmunoGen, Inc.
     -----------------------------------------------------------------
              (Exact name of Issuer as Specified in Charter)


              128 Sidney Street, Cambridge, Massachusetts 02139
     -----------------------------------------------------------------
                  (Address of Principal Executive Offices)


                                (617) 661-9312
     -----------------------------------------------------------------
              (Issuer's Telephone Number, Including Area Code)

         I. CHANGE IN NUMBER OF SHARES OUTSTANDING

   Indicate any change (increase or decrease) of five percent or more in the number of shares outstanding:

    1. Title of security   ImmunoGen, Inc.  Common Stock
                          --------------------------------------------
    2. Number of shares outstanding before the change 12,586,606
                                                      ----------------
    3. Number of shares outstanding after the change 13,656,884
                                                     -----------------
    4. Effective date of change  November 6, 1995
                                --------------------------------------
    5. Method of change:

    Specify method (such as merger, acquisition, exchange, distribution, stock split, reverse split, acquisition of stock for treasury, etc.)

    Conversion of Subordinated Convertible Debentures
---------------------------------------------------------------------

    Give a brief description of transaction  Conversion of Subordinated
                                             ------------------------
Convertible Debentures issued in previous Regulation S transaction.
---------------------------------------------------------------------

                         II. CHANGE IN NAME OF ISSUER

1. Name prior to change
                        ---------------------------------------------
2. Name after change
                     ------------------------------------------------
3. Effective date of charter amendment changing name
                                                     ----------------
4. Date of shareholder approval of change, if required
                                                       --------------
                                      /S/ Frank J. Pocher, Vice Pres-
Date January 12, 1996                 ident and Chief Financial Officer
--------------------------------      -------------------------------
                                      (Officer's Signature and Title)




                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-C

                Report by Issuer of Securities Quoted on NASDAQ
                Inter-Dealer Quotation System Filed Pursuant to
               Section 13 or 15(d) of the Securities Exchange Act
                of 1934 and Rules 13a-17 and 15d-17 Thereunder


                                ImmunoGen, Inc.
     -----------------------------------------------------------------
              (Exact name of Issuer as Specified in Charter)


              128 Sidney Street, Cambridge, Massachusetts 02139
     -----------------------------------------------------------------
                  (Address of Principal Executive Offices)


                                (617) 661-9312
     -----------------------------------------------------------------
              (Issuer's Telephone Number, Including Area Code)

         I. CHANGE IN NUMBER OF SHARES OUTSTANDING

   Indicate any change (increase or decrease) of five percent or more in the number of shares outstanding:

    1. Title of security   ImmunoGen, Inc.  Common Stock
                          --------------------------------------------
    2. Number of shares outstanding before the change 13,656,884
                                                      ----------------
    3. Number of shares outstanding after the change 14,347,799
                                                     -----------------
    4. Effective date of change  November 29, 1995
                                --------------------------------------
    5. Method of change:

    Specify method (such as merger, acquisition, exchange, distribution, stock split, reverse split, acquisition of stock for treasury, etc.)

    Conversion of Subordinated Convertible Debentures
---------------------------------------------------------------------

    Give a brief description of transaction  Conversion of Subordinated
                                             ------------------------
Convertible Debentures issued in previous Regulation S transaction.
---------------------------------------------------------------------

                         II. CHANGE IN NAME OF ISSUER

1. Name prior to change
                        ---------------------------------------------
2. Name after change
                     ------------------------------------------------
3. Effective date of charter amendment changing name
                                                     ----------------
4. Date of shareholder approval of change, if required
                                                       --------------
                                      /S/ Frank J. Pocher, Vice Pres-
Date January 12, 1996                 ident and Chief Financial Officer
--------------------------------      -------------------------------
                                      (Officer's Signature and Title)





                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-C

                Report by Issuer of Securities Quoted on NASDAQ
                Inter-Dealer Quotation System Filed Pursuant to
               Section 13 or 15(d) of the Securities Exchange Act
                of 1934 and Rules 13a-17 and 15d-17 Thereunder


                                ImmunoGen, Inc.
     -----------------------------------------------------------------
              (Exact name of Issuer as Specified in Charter)


              128 Sidney Street, Cambridge, Massachusetts 02139
     -----------------------------------------------------------------
                  (Address of Principal Executive Offices)


                                (617) 661-9312
     -----------------------------------------------------------------
              (Issuer's Telephone Number, Including Area Code)

         I. CHANGE IN NUMBER OF SHARES OUTSTANDING

   Indicate any change (increase or decrease) of five percent or more in the number of shares outstanding:

    1. Title of security   ImmunoGen, Inc.  Common Stock
                          --------------------------------------------
    2. Number of shares outstanding before the change 14,347,799
                                                      ----------------
    3. Number of shares outstanding after the change 15,074,226
                                                     -----------------
    4. Effective date of change  December 13, 1995
                                --------------------------------------
    5. Method of change:

    Specify method (such as merger, acquisition, exchange, distribution, stock split, reverse split, acquisition of stock for treasury, etc.)

    Conversion of Subordinated Convertible Debentures
---------------------------------------------------------------------

    Give a brief description of transaction  Conversion of Subordinated
                                             ------------------------
Convertible Debentures issued in previous Regulation S transaction.
---------------------------------------------------------------------

                         II. CHANGE IN NAME OF ISSUER

1. Name prior to change
                        ---------------------------------------------
2. Name after change
                     ------------------------------------------------
3. Effective date of charter amendment changing name
                                                     ----------------
4. Date of shareholder approval of change, if required
                                                       --------------
                                      /S/ Frank J. Pocher, Vice Pres-
Date January 12, 1996                 ident and Chief Financial Officer
--------------------------------      -------------------------------
                                      (Officer's Signature and Title)